UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

VALERO L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[      ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[      ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2006, Valero Logistics Operations, L.P. (“Logistics”), a wholly owned subsidiary of Valero L.P., and Valero Marketing and Supply Company (“VMSC”), a wholly owned subsidiary of Valero Energy Corporation (“Valero Energy”), executed a terminal services agreement (the “Agreement”). Valero Energy owns approximately 59% of the outstanding units of Valero GP Holdings, LLC (“Holdings”). Holdings owns the general partner of the general partner of Valero L.P., as well as an approximately 21.4% limited partner interest in Valero L.P. The effectiveness of the Agreement was subject to the approval of the board of directors of Valero Energy on September 28, 2006.

Pursuant to the Agreement, Logistics will provide crude oil storage and blending services to VMSC at Logistics’ facility in St. James, Louisiana for a minimum throughput fee of $1.175 million per month, plus: (i) $0.08 per barrel throughput by VMSC in excess of 4 million barrels per month and (ii) $0.03 per barrel blended for VMSC.

The Agreement has an initial term of five years (the “Initial Term”). VMSC will have the option to extend the Agreement for an additional five years beyond the Initial Term provided VMSC provides notice to Logistics of its intent to extend the term at least one year prior to the expiration of the Initial Term.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	10.01	Terminal Services Agreement executed September 20, 2006 between Valero Logistics Operations, L.P. and Valero Marketing and Supply Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

VALERO L.P.

	By:	Riverwalk Logistics, L.P. its general partner

		By:	Valero GP, LLC its general partner

Date: October 3, 2006			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Assistant Secretary

EXHIBIT INDEX

Number	Exhibit
10.01		Terminal Services Agreement executed September 20, 2006 between Valero Logistics Operations, L.P. and Valero Marketing and Supply Company